CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our Independent Auditor’s Report dated June 10, 2025, relating to the consolidated financial statements, and related notes to the financial statements, of NV REIT (the “Company”) for the years ended December 31, 2024 and 2023, in the Company’s Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended. We also consent to the references to us under the headings “Financial Statements” and “Independent Public Accounting Firm” in the Offering Statement.

Khalsa McBrearty Accountancy, LLP

Phoenix, Arizona

July 22, 2025

/s/ Jodha Sing Khalsa
Jodha Sing Khalsa
Senior Partner
23/07/2025